Exhibit 99.1

Cellectar Presents Preclinical Data at AACR Annual Meeting Demonstrating Efficacy of Fractionated Injections of CLR 131 in Multiple Myeloma

MADISON, Wis. (April 17, 2018) – Cellectar Biosciences (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, announces today the presentation of a poster entitled “Efficacy of fractionated injections of CLR 131 in an OPM-2 mouse model” at the American Association for Cancer Research (AACR) Annual Meeting underway in Chicago. Jarrod Longcor, chief business officer at Cellectar Biosciences, will conduct the presentation today, from 1:00 pm – 5:00 pm (CT), poster section 43.

The purpose of the study described in the poster was to evaluate the efficacy of fractionated CLR 131 in an OPM-2 multiple myeloma (MM) mouse model. A statistically significant reduction in tumor volume and an increase in overall survival was observed when mice were given 50uCi of CLR 131 once weekly for 2 weeks compared to all three active comparators in the study; a bortezomib arm dosed 0.6mg/kg twice weekly for two weeks and two single dose cohorts of CLR 131 (50 and 100uCi). The bortezomib dose has been previously shown to be efficacious in this MM model. Additionally, the time it took for tumors to double in size was markedly increased using fractionated dosing in comparison to the other treatments. Moreover, this dosing regimen showed improved tolerability as measured by body weight changes versus a single equivalent bolus dose further supporting the company’s plans to explore fractionated injections of CLR 131 in human clinical trials.

“The results seen in this study are promising because they demonstrate improved outcomes with fractionated injections vs single administration of CLR 131 in an established multiple myeloma animal model,” said James Caruso, chief executive officer of Cellectar Biosciences. “We continue to see promise in CLR 131’s ability to demonstrate selective uptake and retention by malignant cells, while minimizing impact on healthy cells.”

About CLR 131

CLR 131 is Cellectar’s investigational radioiodinated PDC therapy that exploits the tumor-targeting properties of the company's proprietary phospholipid ether (PLE) and PLE analogs to selectively deliver radiation to malignant tumor cells, thus minimizing radiation exposure to normal tissues. CLR 131, is in a Phase 2 clinical study in relapsed or refractory (R/R) MM and a range of B-cell malignancies and a Phase 1 clinical study in patients with (R/R) MM exploring fractionated dosing. In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com

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